Exhibit 4.74

TAB AGREEMENT

BY AND BETWEEN

CDISCOUNT, a société anonyme incorporated under French law with a share capital of EUR 5,162,154.62 and with registered office at 120-126 Quai de Bacalan 33000 BORDEAUX, entered in the BORDEAUX Trade and Companies Register under number 424 059 822, represented by Mr Emmanuel GRENIER, duly authorised to enter into this contract,

Hereinafter called "Cdiscount";

AND

LEADER PRICE EXPLOITATION, a société par actions simplifiée incorporated under French law with a share capital of EUR 41,511,880 and with registered office at 2 Route du Plessis, 94430 Chennevières sur Marne, entered in the Crétail Trade and Companies Register under number 419 695 341,

Represented by Mrs Tina SCHULER, duly authorised to enter into this contract,

Hereinafter called the "DRIVE DISTRIBUTOR",

Both hereinafter called individually the "Party" and jointly the "Parties".

WHEREAS:

Cdiscount is the leader in the e-distribution of non-food products in France, thanks, in particular, to its website www.cdiscount.com.

The site www.cdiscount.com is well known among the French public for its extremely diverse product range combined with a highly competitive discount price policy. It is one of the most visited websites.

The DRIVE DISTRIBUTOR operates a network of drive-through ("drive") warehouses/delivery points for food products where customers of its website "www.leaderdrive.fr" can collect their online order at a place close to where they live.

The DRIVE DISTRIBUTOR wishes to increase its market shares in the area of "drive" distribution.

To do this, it has approached Cdiscount as one of the most visited e-commerce sites in France in order to increase its visibility and online traffic.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - OBJECT

The purpose of this contract (hereinafter the "Contract") is to set out the terms and conditions under which Cdiscount will allow the DRIVE DISTRIBUTOR to access visitors to the site www.cdiscount.com by the following means:

inclusion on the homepage of its website www.cdiscount.com of a "drive" tab (hereinafter the "Tab") which will redirect users of www.cdiscount.com to www.leaderdrive.fr;

sponsorship on the newsletters that Cdiscount sends to its customers.

ARTICLE 2 - TERM OF THE CONTRACT

The Contract will commence on 30 June 2015 and will have an initial fixed term of one year (hereinafter the "Initial Term").

It will be automatically renewed for subsequent periods of one year, unless either of the Parties notifies the other Party, by registered letter with acknowledgement of receipt, of its intention to terminate the contract subject to giving a notice period of 3 months.

ARTICLE 3 - DESCRIPTION OF THE SERVICES PROVIDED BY CDISCOUNT

3.1 TAB

Cdiscount will include a Tab on its website www.cdiscount.com under the following conditions:

3.1.1 Positioning of the Tab: Cdiscount will position the Tab at the same level as the tabs dedicated to its own stores, according to the positioning shown in Annex 1.

The Tab will therefore be:

visible on all pages of the site www.cdiscount.com; and

treated similarly to a "store".

3.1.2. Permanent inclusion of the Tab: Cdiscount will keep the Tab permanently in place, according to the positioning mentioned above, throughout the entire duration of the Contract.

3.1.3. Overlay: Cdiscount will design and keep an overlay that opens whenever the user's mouse moves over the Tab.

An example overlay is given in Annex 2.

The Parties will agree on the content of the overlay attached to the Tab.

3.1.4. Landing page / accessibility: Cdiscount will ensure that the Tab links to a page dedicated to the "drive" service (the "Landing Page") and that this page will link via one click to the homepage of the site www.leaderdrive.fr.

3.1.5. Branding: Cdiscount agrees to affix:

-the word "drive" onto the Tab;

-the logo and any other distinctive signs of the DRIVE DISTRIBUTOR's drive services on the Landing Page.

Cdiscount will design and create the content, in keeping with the performance of this Contract and, in particular, with the content of the landing page, in strict compliance with the brand guidelines sent by the DRIVE DISTRIBUTOR.

The DRIVE DISTRIBUTOR is free to change its brand guidelines, and Cdiscount agrees to incorporate any changes into the content produced under this Contract.

3.2 SPONSORSHIP OF NEWSLETTERS

Cdiscount will include a feature presenting the Tab and linking to the Landing Page in all newsletters sent to its customers, where the newsletter is capable of incorporating this type of content,.

ARTICLE 4 - EXCLUSIVITY

Both on the tab and on the Landing Page, Cdiscount may present "drive" services other than those offered by www.leaderdrive.fr provided that these alternative services are offered by a Casino Group company.

Cdiscount cannot therefore, on the landing page, present "drive" services that compete with those of the Casino Group.

The Parties agree that this represents an essential condition of the Contract.

ARTICLE 5 - FINANCIAL CONDITIONS

5.1. FINANCIAL CONDITIONS applicable to the DESIGN AND INCLUSION OF THE TAB

In return for the inclusion of the Tab by no later than 30 June 2015, the DRIVE DISTRIBUTOR agrees to pay Cdiscount the firm and final sum of EUR 1.3m excluding VAT (one million three hundred thousand euros) within 45 days (end of month) of the signing of the Contract, upon presentation of an invoice. This amount will be owed regardless of the turnover generated from users of the site www.cdiscount.com on the site www.leaderdrive.fr.

5.2. FINANCIAL CONDITIONS applicable to the TAB

In return for the inclusion of the Tab (including the Landing Page) as provided for in Article 3.1 above, the DRIVE DISTRIBUTOR will pay Cdiscount a commission equal to 10% of the turnover (excluding VAT) generated by customers linking to leaderdrive.fr from www.cdiscount.com.

The DRIVE DISTRIBUTOR will send Cdiscount, by no later than the 10th of the month M+1, details of the turnover (excluding VAT) generated by customers linking to leaderdrive.fr from www.cdiscount.com during month M.

For these details, the Parties will refer to the tracking tool normally used by the DRIVE DISTRIBUTOR for its own statistical and marketing purposes .

Based on the turnover (excluding VAT) declared by the DRIVE DISTRIBUTOR, Cdiscount will draw up an invoice payable by bank transfer within 45 days (end of month) of the date of receipt.

5.3 FINANCIAL CONDITIONS applicable to any ADDITIONAL SERVICES

The Parties may agree on additional services connected with the performance of this Contract, including launch operation, one-off promotional activities, etc.

Charges for all additional services will be based on market prices.

Invoices relating to these services will be payable by bank transfer within 45 days (end of month) of the date on which the invoice is received.

5.4 LATE PAYMENT

If the sums owed by the DRIVE DISTRIBUTOR are not paid on the contractual due dates for a reason not attributable to CDISCOUNT, the latter may automatically charge the DRIVE DISTRIBUTOR late payment interest at the rate of three times the legal interest rate on the sums owed with effect from the contractual due dates plus a fixed charge of EUR 40.00 by way of recovery costs.

5.5 PRICE ADJUSTMENT

If the Contract is renewed, the Parties agree to meet every year as from 1 July 2016 in order to ensure that the amount of the commission referred to in Article 5.2 and the amount of the CPM referred to in Article 5.3 remain consistent with similar market practices. If they are no longer consistent, the Parties agree to renegotiate in good faith either and/or both amounts, taking into account market practices at the time of renegotiation.

The Parties will begin these negotiations during the 3rd quarter and they must be completed by 30 September.

-If the Parties are able to agree on the new amount(s) to be applied, the latter will apply as from 1 January of the current year.

-If the Parties are unable to agree on the new amount(s), the latter will be determined by an expert, appointed by mutual agreement between the Parties or, if they are unable to agree, by the President of the Paris Commercial Court, acting at the request of either Party.

-The new amounts thus determined will apply as from 30 September of the current year.

If the Parties have not started renegotiations within the time periods specified above, they will enter into renegotiations at a later date and make adjustments for the corresponding year elapsed if changes in market practices so justify.

ARTICLE 6 - TERMINATION

6.1. Early termination owing to default

If one of the Parties fails to perform any of the obligations incumbent upon it under the Contract:

•	the injured Party may give the other Party formal notice to remedy that failure, sent by registered letter with acknowledgement of receipt;
•

if the defaulting Party has not remedied its failure within thirty (30) days of receiving the formal notice or has refused to do so, the Contract will then be automatically terminated. The Contract will be terminated without prejudice to any rights and remedies available to the injured Party under the Contract.

6.2. Consequences of termination

Upon expiry of this Contract for any reason, whether or not through fault of the Parties:

•	Cdiscount will immediately remove the Tab from the Cdiscount website
•	Cdiscount will immediately remove the "Tab features" from its newsletters
•	the Parties will return all documents, materials and information handed over or forwarded by the other Party with a view to carrying out the object of the Contract.

ARTICLE 7 - INTELLECTUAL PROPERTY

Each of the Parties will continue to own the intellectual property rights that belong to it. It is expressly agreed that this Contract cannot entail any assignment of intellectual property rights.

The DRIVE DISTRIBUTOR grants Cdiscount the right to use the intellectual property elements necessary for the performance of the Contract. Cdiscount acknowledges that the right granted by the DRIVE DISTRIBUTOR to use such elements is limited strictly and exclusively to the object of the Contract.

The DRIVE DISTRIBUTOR certifies that it is the legitimate holder of all rights of use and modification and/or more generally of all intellectual property rights relating to the elements that it may be required to make available to Cdiscount under the Contract. Failing that, and in the event of a third party claim, it will be personally responsible for and will alone bear all consequences of such claims, holding Cdiscount harmless from any recourse.

ARTICLE 8 - CONFIDENTIALITY

The Parties agree to treat as confidential and to maintain the confidentiality of all information supplied by the other Party as well as information to which they may have had access, directly or indirectly, on account of the performance of the Contract, regardless of the form and/or medium of such disclosure or manner in which the information was learned (hereinafter "Confidential Information").

Confidential Information includes, without limitation, all technical, financial, economic, commercial, legal and other information concerning the Parties and, where applicable, their customers.

The Parties agree to treat all Confidential Information exchanged with the same level of care as their own Confidential Information, and are prohibited from disclosing that Confidential Information, in any form, in any capacity and to any person whatsoever, and likewise agree to take all necessary measures to ensure compliance on the part of their staff and/or partners of any kind, whether permanent or casual.

The Parties undertake, within a period not exceeding fifteen (15) days following the cessation of the Contract, howsoever arising, to return all documents handed over by the other Party upon the conclusion and/or during the performance of the Contract.

It is expressly agreed that this article will remain in force even after the expiry or termination of the Contract, howsoever occurring.

The confidentiality undertaking does not apply to information that:

-is known by the Parties and which they are able to prove that they found out by themselves or from a third party other than one of the Parties before the signing of the Contract,

-is in the public domain or which enters into the public domain during the performance of the Contract other than through the action or omission of one of the Parties and/or staff and/or partners of any kind, whether permanent or casual,

-is required to be disclosed by law or regulation.

ARTICLE 9 - GENERAL

9.1. Personal nature

The Contract is strictly personal to the Parties and cannot be assigned, contributed or transferred, in any form whatsoever, without the prior written consent of the other Party, which will never be compelled to give such consent.

9.2. Independence

The terms of the Contract cannot be construed as making one Party the agent or representative of the other Party. The intention to form a company is formally excluded. Each of the Parties is acting in its own interest and retains its own independence.

Therefore:

•	neither of the Parties can make a commitment for and/or on behalf of the other;
•	each of the Parties agrees not to do anything that may mislead a third party in that regard or make any commitment or offer any guarantee on behalf of the other Party.
•

each of the Parties remains solely responsible for its acts, allegations, commitments, services, products and staff and for the consequences thereof with respect to the other Party and/or third parties.

9.3. Whole Contract

The Contract contains the whole of the agreements between the Parties with respect to the object hereof. It supersedes any agreements, commitments, discussions or negotiations entered into previously by the Parties, whether orally or in writing. No amendments to this Contract can be made other than by means of a written document signed by a duly authorised representative of each of the Signatories, with express reference being made to the Contract.

9.4. Nullity

If, for any reason whatsoever, any of the stipulations of the Contract is deemed null and void by a competent court, the remainder of the Contract will be unaffected.

However, if the nullity or inapplicability of a clause in the Contract substantially alters its legal and/or economic equilibrium, the Parties agree to meet in order to replace that clause with a valid clause that is as close as possible from both a legal and economic perspective.

9.5. Applicable law and Jurisdiction

This Contract is governed by French law.

Any dispute in relation to the interpretation, performance or validity of this Contract will, if it cannot be settled amicably, be subject to the exclusive jurisdiction of the Paris courts.

Executed at Bordeaux, 30 June 2015.

For CDISCOUNT	For LEADER PRICE EXPLOITATION

Emmanuel GRENIER, CEO	Tina SCHULER, Chairwoman